Exhibit 10.23

HMH HOLDING INC. 2026 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Award Agreement For [    ]

(this “Award Agreement”)

RECITALS

WHEREAS, HMH Holding Inc. (the “Company”) has established the HMH Holding Inc. 2026 Long-Term Incentive Plan (the “Plan”) to reward certain service providers of the Company and its Subsidiaries by enabling them to acquire shares of common stock of the Company and to receive other compensation based on common stock of the Company or certain performance measures; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant an Award (this “Award”) of Performance Stock Units to the Participant pursuant to the Plan, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual agreements, covenants and promises set forth herein and the mutual benefits to be gained by the performance of the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Terms Used Herein; Restrictive Covenants; Country Specific Addendum.

a. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

b. In consideration of this Award, the Participant agrees to be bound by the restrictive covenants set forth in Exhibit A:

c. If the Participant is located in a country other than the United States, additional provisions applicable to the Participant are set forth in the country specific addendum accompanying this Award Agreement. Such country specific addendum shall form part of this Award Agreement.

2. Grant. The Committee has granted a total of [    ] Performance Stock Units pursuant to this Award, with Dividend Equivalents as described in paragraph 3, to the individual named in this Award Agreement (the “Participant”) on June 19, 2026 (the “Grant Date”). One hundred percent (100%) of the Performance Stock Units (the “PSUs”) will be subject to performance-based vesting requirements. Each PSU entitles the Participant an opportunity to earn and receive from the Company up to two shares of Class A common stock of the Company, par value $0.01 per share (a “Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. The target number of PSUs (the “Target PSUs”), which is equal to one hundred percent (100%) of the total number of Performance Stock Units, is the number of PSUs that the Participant may earn if the Performance Condition is satisfied at the target level.

The actual number of PSUs that the Participant may earn may be less than or more than the Target PSUs, depending upon actual performance and the service of the Participant, as specified in paragraph 4. The maximum number of Shares the Participant may earn with respect to the PSUs is equal to 200% of the Target PSUs. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.

3. Dividend Equivalents. Beginning on the Grant Date and until such time as the restrictions lapse or the PSUs are cancelled, whichever occurs first, the Company shall establish an amount to be paid to the Participant equal to the maximum number of PSUs that can be earned subject to restriction times the per Share dividend payments, if any, made to stockholders of the Company’s Shares during such period (such amounts, “Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and will pay the Participant an amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) upon the date the PSUs are settled in accordance with paragraph 6. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs. Dividend Equivalents will be paid in cash or in Shares, or in a combination of cash and Shares, as determined by the Committee in its discretion.

4. Lapse of Restrictions. Except as specified in paragraph 5, restrictions on the PSUs will lapse to the extent that both the Service Condition has been satisfied and the Committee has certified that the Performance Condition has been satisfied (the date that the Committee certifies the level at which the Performance Condition has been satisfied, the “Certification Date”). The Certification Date shall occur as soon as practicable, but not later than sixty (60) days, following the end of the Performance Period (as defined in Exhibit B hereto). Subject to paragraph 5, the “Service Condition” will be satisfied with respect to the PSUs only if the Participant has been continuously employed by the Company or one of its Subsidiaries through the last day of the Performance Period, and the “Performance Condition” will be satisfied with respect to between 0% and 200% of the Target PSUs based on the attainment of the Performance Condition, in accordance with Exhibit B. Prior to the issuance of any Shares pursuant to paragraph 6, except as specified in this Award Agreement, the Committee shall certify the extent, if any, to which the Performance Condition was achieved. Any Target PSUs for which the Service Condition has not been satisfied as of the date the Participant ceases to be employed by the Company or one of its Subsidiaries, or that do not become satisfied in connection with the Participant ceasing to be employed by the Company or one of its Subsidiaries, shall be immediately cancelled upon the date the Participant ceases to be employed by the Company or one of its Subsidiaries. Any Target PSUs for which the Service Condition has been satisfied, or that become satisfied in connection with the Participant ceasing to be employed by the Company or one of its Subsidiaries, shall remain outstanding and eligible to vest based on the extent, if any, to which the Performance Condition are achieved or deemed satisfied, as applicable. Any PSUs that remain outstanding following the Participant ceasing to be employed by the Company or one of its Subsidiaries but that do not vest due to the Performance Condition failing to be achieved or deemed satisfied shall be immediately cancelled.

5. Change in Control of the Company. In the event of a Change in Control, the Service Condition shall be deemed fully satisfied and the Performance Condition shall be deemed satisfied at the target level of performance, with respect to the PSUs that have not theretofore been forfeited. This Award shall be settled in connection with the Change in Control.

6. Issuance and Withholding Tax. As soon as practicable, but in no event more than thirty (30) days, following the Certification Date, or such earlier date both the Service Condition and the Performance Condition are satisfied or deemed satisfied, the Company shall issue to the Participant such Shares with respect to the portion, if any, of the PSUs for which both the Service Condition and the Performance Condition are satisfied or deemed satisfied, in accordance with this Award Agreement. No later than the date as of which an amount with respect to the PSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount, which may include (i) the Participant’s forfeiture or surrender of the right to require the Company to allot and issue, transfer or deliver Shares subject to such PSUs, or (ii) otherwise reducing the number of Shares to be issued and/or reacquiring a portion of such Shares.

7. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the PSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; and provided further that no such consent shall be required with respect to any amendment, alteration or termination of the PSUs if the Committee determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 8. Notwithstanding the foregoing, no amendment of the PSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A of the Code (“Section 409A”). Also, the PSUs shall be null and void to the extent the grant of the PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

8. Recoupment. Notwithstanding any other provision of this Award to the contrary, the PSUs, any Shares issued in settlement of the PSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

9. Plan Terms. All terms used in this Award have the same meaning as given to such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

10. Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan will administer and maintain the data regarding the Plan, the participants and the awards granted to the Participant. The Participant authorizes the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Employee Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Employee Personal Data”). The Participant further acknowledges that the Participant understands that the countries to which the Participant’s Employee Personal Data may be transferred may have data protection standards that are different than those in the Participant’s home country and that offer a level of data protection that is less than that in the Participant’s home country. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant the PSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan.

11. Repatriation; Compliance with Law. The Participant agrees to repatriate all payments attributable to the Shares acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of employment (and country of residence, if different). In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in the Participant’s country of employment (and country of residence, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in the Participant’s country of employment and country of residence, if different.

12. Electronic Delivery. The Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, the Participant also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

13. Nontransferability. Except as specified in this Award Agreement, this Award and this Award Agreement are not transferable or assignable by the Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.

14. Section 409A. This Award is intended to be exempt from or, to the extent not exempt from, compliant with, Section 409A. To the extent applicable, the Plan and any award document governing an Award granted under the Plan (“Award Document”) shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

15. Adjustments to Award. This Award is subject to adjustments pursuant to Section 4(c) of the Plan. In the event of any conflict or inconsistency between the Plan and any Award Document, the Award Document shall govern, and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.

16. Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant; provided, however, that, notwithstanding anything herein to the contrary, if the Participant is or becomes party to an employment, severance, change in control or similar agreement or arrangement with the Company or another member of the Company Group and such agreement contains terms applicable to equity awards of the type granted by this Agreement that are more favorable to the Participant than the terms set forth in this Agreement, such more favorable terms shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date set forth above.

HMH Holding Inc.	PARTICIPANT

By:

Name:	Name:

Title:

Exhibit A

Restrictive Covenants

In consideration of this Award, the Participant agrees to be bound by the following restrictive covenants (collectively, the “Restrictive Covenants”):

Non-competition. During the Participant’s employment or engagement by the Company and its Subsidiaries (collectively, the “Company Group”) and for a period of 12 months thereafter, the Participant shall not, directly or indirectly (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant, volunteer or otherwise) engage in, provide services to, have any equity interest in, or manage or operate any Person that engages in (either directly or through any Subsidiary or Affiliate) any business or activity in any geographic location in which the Company Group engages in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with any business conducted by the Company Group from time to time during the Participant’s employment or engagement and has annual revenue in that competing business in excess of USD $40,000,000. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than 1% of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group, so long as the Participant has no active participation in the business of such corporation. In addition, the provisions of this paragraph will not be violated if the Participant commences employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company Group, so long as the Participant and such subsidiary, division or unit do not engage in a business in competition with the Company Group.

Non-solicitation; Non-hire; Non-interference. During the Participant’s employment or engagement by the Company Group and for a period of 12 months thereafter, the Participant shall not:

i.

directly or indirectly solicit or recruit, on the Participant’s own behalf or on behalf of any other Person, the services of, or hire or engage, or adversely interfere with the Company Group’s relationship with, any individual who is (or, at any time during the 12 months prior to the termination of the Participant’s employment or engagement, was) an employee, independent contractor or director of the Company Group, or solicit any of the Company Group’s then-current employees, independent contractors or directors to terminate services with the Company Group;

ii.

directly or indirectly, on your own behalf or on behalf of any other Person, recruit or otherwise solicit, any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group; or

iii.

perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputation of the Company Group, including (A) interfering with the relationship of the Company Group with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company Group or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by the Restrictive Covenants.

Notwithstanding the foregoing, the foregoing non-solicitation provisions will not be violated by (a) general advertising or solicitation not specifically targeted at Company Group-related persons or entities or (b) the Participant’s serving as a reference, upon request, for any employee of the Company Group.

Non-disparagement. While the Participant is employed or engaged by the Company Group and at all times thereafter, the Participant shall not, directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Company Group or its equity holders, directors, officers, employees or agents in any manner likely to be harmful to their business or personal reputation. The foregoing shall not be violated by truthful responses to legal process or inquiry by a governmental entity that are required by law or the good faith performance of the Participant’s duties while the Participant is employed by the Company Group.

Nondisclosure of Confidential Information. The Participant acknowledges that the Confidential Information obtained by the Participant while employed or engaged by the Company Group is the property of the Company Group. Therefore, the Participant agrees that the Participant shall not disclose to any unauthorized Person or use for the Participant’s own purposes any Confidential Information, except in connection with the performance of the Participant’s duties to the Company Group or as may be required by law, without the prior written consent of the Company; provided, however, that if the Participant receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) the Participant shall promptly notify in writing the Company, and reasonably consult with and assist the Company in seeking, at the Company’s expense, a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Participant shall disclose only that portion of the Confidential Information which, based on the written advice of the Participant’s legal counsel (which engagement of legal counsel shall be paid by the Company), is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. Nothing in this Exhibit A prohibits the Participant from reporting possible violations of law or regulation to an appropriate governmental entity.

Confidentiality of Award Agreement. Because participation in the Plan is limited to a select few employees, the Participant is required to keep the existence, terms and conditions of this Award Agreement strictly confidential, and the Participant may not disclose them to anyone except the Participant’s immediate family and legal and financial advisors, each of whom shall agree to keep such information confidential, or as required by law. This provision is not intended to interfere with the Participant’s rights to discuss the Participant’s employment, service or working conditions as permitted by law or with prospective future employers solely for the purpose of disclosing the limitations on the Participant’s conduct imposed by the provisions of this Exhibit A.

Remedies. The Participant acknowledges that a violation by the Participant of any of the Restrictive Covenants would cause irreparable damage to the Company Group in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Participant agrees that, notwithstanding any provision of this Exhibit A to the contrary, the Company Group shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company Group may have for damages under this Exhibit A or otherwise, and all of the Company Group’s rights shall be unrestricted. If the period of time or scope of any of the Restrictive Covenants is adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of the restriction shall be modified, or both, by a court of competent jurisdiction so that such Restrictive Covenant may be enforceable for such time and in the manner to the fullest extent adjudged to be reasonable.

Other Restrictive Covenants. If the Participant is subject to any restrictive covenants set forth in any other agreement entered into between the Participant and any member of the Company Group, such restrictive covenants in such other agreement shall operate independently from, and shall not be superseded by, the restrictive covenants set forth in this Exhibit A.

Exhibit B

Performance Condition

The Performance Condition will be satisfied based on the Company’s total shareholder return (“TSR”) over the three-year period beginning on June 19, 2026, and ending on June 18, 2029 (the “Performance Period”) as compared to the TSR of the below peer companies (the “Peer Group”). In the event a member of the Peer Group ceases to be a reasonable comparable, a suitable replacement may be substituted at the Committee’s discretion.

Peer Group:

Archrock, Inc.	Oil States International, Inc.	TETRA Technologies, Inc.

Cactus, Inc.	Core Laboratories	ProPetro Holding Corp

Helix Energy Solutions Group, Inc.	USA Compression Partners, LP	Innovex International, Inc.

NPK International, Inc.	Ranger Energy	Kodiak Gas

Forum Energy Technologies	Nine Energy Service, Inc.	RPC, Inc.

KLX Energy Services Holdings, Inc.	NOV

The percentage of the Target PSUs for which the Performance Condition will be satisfied shall be determined as follows:

Payout Level	Company Ranking in Peer Group	% of Target PSUs

Bottom quartile	≤ 25th percentile	0%

Second or third quartile	> 25th percentile and < 75th percentile	100%

Top quartile	≥ 75th percentile	200%

The TSR of the Company and of each member of the Peer Group over the Performance Period shall be determined as follows:

TSR = ((Ending Share Price + Dividends / Beginning Share Price) – 1)*100

Where:

“Beginning Share Price” means the volume weighted average price of a share for the first 30 days of the Performance Period;

“Dividends” means all dividends paid to a shareholder of record with respect to one share during the Performance Period; and

“Ending Share Price” means the volume weighted average price of a share for the last 30 days of the Performance Period.

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